FOR IMMEDIATE RELEASE

Alpha Announces First Quarter 2021 Results

•Reports net loss from continuing operations of $32.7 million for the first quarter 2021
•Posts Adjusted EBITDA of $28.9 million for the first quarter 2021
•Continues strong cost management across all operating segments
•Expects significant reduction in minimum required pension contributions through 2025
•Reiterates 2021 operating guidance

BRISTOL, Tenn., May 10, 2021 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported results for the first quarter ending March 31, 2021.

	(millions, except per share)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020
Net loss(2)	$(32.7)	$(55.1)	$(36.2)
Net loss(2) per diluted share	$(1.78)	$(3.00)	$(1.98)
Adjusted EBITDA(1)	$28.9	$7.4	$56.5
Operating cash flow(3)	$(19.1)	$56.2	$(0.1)
Capital expenditures(3)	$(20.4)	$(35.1)	$(49.6)
Tons of coal sold(2)	4.1	3.7	3.9
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
2. From continuing operations.
3. Includes discontinued operations.

"Our first quarter results demonstrate our continued commitment to cost management and focus on fundamental operations performance," said David Stetson, Alpha's chair and chief executive officer. "Despite pricing headwinds from the Australian indices that limited our total realizations for the quarter, Alpha's volumes were very strong and we remain cautiously optimistic about improved market conditions going into the second half of 2021."

Financial Performance

Alpha reported a net loss from continuing operations of $32.7 million, or $1.78 per diluted share, for the first quarter 2021. In the fourth quarter 2020, the company had a net loss from continuing operations of $55.1 million or $3.00 per diluted share.

Total Adjusted EBITDA was $28.9 million for the first quarter, compared with $7.4 million in the fourth quarter 2020, primarily due to higher volumes and improved coal revenues per ton.

Coal Revenues

	(millions)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020
Met	$359.9	$289.8
All Other	$25.6	$33.6

Met (excl. freight & handling)(1)	$299.9	$241.5
All Other (excl. freight & handling)(1)	$25.2	$32.1

Tons Sold	(millions)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020
Met	3.7	3.2
All Other	0.4	0.5

__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

The Met revenue increase in the first quarter compared to the fourth quarter was due to increased shipment volume and higher price realization. The All Other segment revenues decreased due to lower volumes.

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020
Met	$82.00	$75.24
All Other	$61.59	$59.81
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

As a result of the improved pricing environment in the Atlantic basin, our average Met segment coal sales realization increased by 9% against the prior quarter to $82.00 per ton from $75.24. Australian hard coking coal indices remained weak throughout the first quarter, negatively impacting our Met segment export realization on contracts tied to Australian indices, while Atlantic indices continued to trade significantly above those in the Pacific.

The All Other segment realization improved 3% in the first quarter over the prior period.

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020
Cost of Coal Sales	$347.4	$301.8
Cost of Coal Sales (excl. freight & handling/idle)(1)	$279.9	$245.9

	(per ton)
Met(1)	$71.72	$69.25
All Other(1)	$43.05	$44.03

__________________________________
1. Represents Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

In the first quarter, the company's Met cost of coal sales averaged $71.72 per ton, up from $69.25 in the prior quarter and approximately in line with our guidance. The main drivers of the cost performance versus the fourth quarter were supplies, primarily related to diesel fuel and roof support, and sales-related expenses due to higher metallurgical coal realizations.

The All Other segment posted another solid cost of coal sales performance, with first quarter cost of $43.05 as compared to $44.03 per ton for the prior quarter.

Selling, general and administrative (SG&A) and depreciation, depletion and amortization (DD&A) expenses

	(millions)
	Three months ended
	Mar. 31, 2021	Dec. 31, 2020
SG&A	$15.0	$15.3
Less: non-cash stock compensation and non-recurring expenses	$(2.3)	$(0.8)
Non-GAAP SG&A(1)	$12.7	$14.5

DD&A	$28.4	$(4.0)
__________________________________
1. Represents Non-GAAP SG&A which is defined under "Non-GAAP Financial Measures."

Alpha's first quarter 2021 SG&A expenses were $12.7 million, excluding non-cash stock compensation expense and non-recurring expenses of $2.3 million, compared with $14.5 million in the prior quarter.

Liquidity and Capital Resources

"Based on provisions in the recent American Rescue Plan Act, we have updated our estimates for minimum required pension contributions through 2025," said Andy Eidson, Alpha's president and chief financial officer. "This should result in an estimated reduction of $84.4 million in pension contributions over the full period, which includes a reduction of $14.1 million in 2021 to a minimum contribution of $11.4 million. In terms of our first quarter performance, our accounts receivable increased by $62.0 million as a result of strong sales, partially offset by a $36.8 million increase in accounts payable, resulting in a use of cash for the quarter. We have seen our working capital begin to normalize over the past couple of months and expect that to yield higher cash collections in upcoming quarters."

Cash used for operating activities for the first quarter 2021 was $19.1 million and capital expenditures for the first quarter were $20.4 million. In the prior period, the cash provided by operating activities was $56.2 million, which included the receipt of $66.1 million in accelerated alternative minimum tax (AMT) credit monetization refund. Cash used for and provided by operating activities includes discontinued operations. Capital expenditures for the prior period were $35.1 million.

As of March 31, 2021, Alpha had $92.2 million in unrestricted cash and $148.2 million in restricted cash, deposits and investments. Total long-term debt, including the current portion of long-term debt as of March 31, 2021, was $579.8 million. At the end of the first quarter, the company had total liquidity of $108.5 million, including cash and cash equivalents of $92.2 million and $16.3 million in unused availability under the Asset-Based Revolving Credit Facility (ABL). The future available capacity under the ABL is subject to inventory and accounts receivable collateral requirements and the maintenance of certain financial ratios. As of March 31, 2021, the company had no borrowings and $130.9 million in letters of credit outstanding under the ABL.

2021 Full-Year Guidance

The company reiterates its previously issued 2021 operating guidance with coal shipments guidance range of 14.8 million tons to 16.2 million tons, with Met segment volume expected to be between 13.5 million to 14.5 million tons with pure metallurgical coal shipments of 12.5 million to 13.0 million tons and incidental thermal shipments in this segment of 1.0 million to 1.5 million tons. Our All Other segment volume is anticipated to be between 1.3 million tons to 1.7 million tons.

For 2021, Alpha has committed and priced approximately 64% of its metallurgical coal within the Met segment at an average price of $85.65 per ton and 93% of thermal coal in the Met segment at an average expected price of $51.16 per ton. In the All Other segment the company is 100% committed and priced at an average price of $57.67 per ton.

The company's 2021 Met segment cost of coal sales per ton is expected to be between $68.00 and $74.00 and our All Other segment is expected to be in the range of $45.00 to $49.00 per ton.

For 2021, the company expects its SG&A to be in the range of $44 million to $49 million, excluding non-recurring expenses and non-cash stock compensation. Our overall 2021 capital expenditures guidance is in a range of $75 million to $95 million, near the maintenance capital level. Depreciation, depletion and amortization is expected to be between $125 million and $145 million with cash interest expense in the range of $51 million and $55 million.

	2021 Guidance
in millions of tons	Low	High
Metallurgical	12.5	13.0
Thermal	1.0	1.5
Met Segment	13.5	14.5
All Other	1.3	1.7
Total Shipments	14.8	16.2

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical	64%	$85.65
Thermal	93%	$51.16
Met Segment	67%	$81.35
All Other	100%	$57.67

Committed/Unpriced[1,3]	Committed
Metallurgical	28%
Thermal	7%
Met Segment	27%
All Other	—%

Costs per ton[4]	Low	High
Met Segment	$68.00	$74.00
All Other	$45.00	$49.00

In millions (except taxes)	Low	High
SG&A5	$44	$49
Idle Operations Expense	$24	$30
Cash Interest Expense	$51	$55
DD&A	$125	$145
Capital Expenditures	$75	$95
Tax Rate	—%	5%
Notes:
1.Based on committed and priced coal shipments as of April 23, 2021. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.

Conference Call

The company plans to hold a conference call regarding its first quarter 2021 results on May 10, 2021, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://investors.alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 866-235-9918 (domestic toll-free) or 412-542-4110 (international) approximately 15 minutes prior to the start of the call.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

Investor Contact
InvestorRelations@AlphaMetResources.com

Alex Rotonen, CFA
423.956.6882

Media Contact
CorporateCommunications@AlphaMetResources.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results or liquidity presented in accordance with GAAP. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Coal revenues	$385,452	$401,460
Other revenues	801	1,344
Total revenues	386,253	402,804
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	347,428	334,220
Depreciation, depletion and amortization	28,438	47,616
Accretion on asset retirement obligations	6,648	6,639
Amortization of acquired intangibles, net	3,869	511
Asset impairment and restructuring	(561)	33,709
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	14,982	15,481
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	3,176	(14,997)
Other income	(1,225)	(668)
Total costs and expenses	402,755	422,511
Loss from operations	(16,502)	(19,707)
Other (expense) income:
Interest expense	(17,990)	(18,176)
Interest income	164	968
Equity loss in affiliates	(134)	(743)
Miscellaneous income (loss), net	1,766	(716)
Total other expense, net	(16,194)	(18,667)
Loss from continuing operations before income taxes	(32,696)	(38,374)
Income tax benefit	5	2,188
Net loss from continuing operations	(32,691)	(36,186)
Discontinued operations:
Loss from discontinued operations before income taxes	(237)	(3,622)
Loss from discontinued operations	(237)	(3,622)
Net loss	$(32,928)	$(39,808)

Basic and diluted loss per common share:
Loss from continuing operations	$(1.78)	$(1.98)
Loss from discontinued operations	(0.01)	(0.20)
Net loss	$(1.79)	$(2.18)

Weighted average shares – basic and diluted	18,361,444	18,245,911

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$92,236	$139,227
Trade accounts receivable, net of allowance for doubtful accounts of $470 and $293 as of March 31, 2021 and December 31, 2020	214,342	145,670
Inventories, net	108,871	108,051
Prepaid expenses and other current assets	106,909	106,252
Current assets - discontinued operations	3,216	10,935
Total current assets	525,574	510,135
Property, plant, and equipment, net of accumulated depreciation and amortization of $400,505 and $382,423 as of March 31, 2021 and December 31, 2020	361,120	363,620
Owned and leased mineral rights, net of accumulated depletion and amortization of $40,976 and $35,143 as of March 31, 2021 and December 31, 2020	457,416	463,250
Other acquired intangibles, net of accumulated amortization of $29,651 and $25,700 as of March 31, 2021 and December 31, 2020	84,245	88,196
Long-term restricted cash	85,640	96,033
Other non-current assets	148,170	149,382
Non-current assets - discontinued operations	9,476	9,473
Total assets	$1,671,641	$1,680,089
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$29,447	$28,830
Trade accounts payable	97,902	58,413
Acquisition-related obligations – current	19,879	19,099
Accrued expenses and other current liabilities	134,873	140,406
Current liabilities - discontinued operations	7,502	12,306
Total current liabilities	289,603	259,054
Long-term debt	550,314	553,697
Acquisition-related obligations - long-term	23,123	20,768
Workers’ compensation and black lung obligations	229,691	230,081
Pension obligations	211,722	218,671
Asset retirement obligations	140,675	140,074
Deferred income taxes	474	480
Other non-current liabilities	27,850	28,072
Non-current liabilities - discontinued operations	28,028	29,090
Total liabilities	1,501,480	1,479,987
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—

Common stock - par value $0.01, 50.0 million shares authorized, 20.7 million issued and 18.4 million outstanding at March 31, 2021 and 20.6 million issued and 18.3 million outstanding at December 31, 2020	207	206
Additional paid-in capital	781,606	779,424
Accumulated other comprehensive loss	(110,501)	(111,985)
Treasury stock, at cost: 2.3 million shares at March 31, 2021 and December 31, 2020	(107,694)	(107,014)
Accumulated deficit	(393,457)	(360,529)
Total stockholders’ equity	170,161	200,102
Total liabilities and stockholders’ equity	$1,671,641	$1,680,089

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net loss	$(32,928)	$(39,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	28,438	54,465
Amortization of acquired intangibles, net	3,869	865
Accretion of acquisition-related obligations discount	371	1,092
Amortization of debt issuance costs and accretion of debt discount	3,316	3,659
Mark-to-market adjustment for acquisition-related obligations	3,176	(14,997)
Gain on disposal of assets	(1,258)	(745)
Asset impairment and restructuring	(561)	33,709
Accretion on asset retirement obligations	6,648	7,375
Employee benefit plans, net	2,147	5,346
Deferred income taxes	(6)	32,960
Stock-based compensation	2,183	2,078
Equity loss in affiliates	134	743
Other, net	826	808
Changes in operating assets and liabilities	(35,470)	(87,610)
Net cash used in operating activities	(19,115)	(60)
Investing activities:
Capital expenditures	(20,395)	(49,559)
Proceeds on disposal of assets	2,652	208
Purchases of investment securities	(12,959)	(12,435)
Maturity of investment securities	1,376	3,918
Capital contributions to equity affiliates	(441)	(915)
Other, net	18	12
Net cash used in investing activities	(29,749)	(58,771)
Financing activities:
Proceeds from borrowings on debt	—	57,500
Principal repayments of debt	(4,755)	(1,404)
Principal repayments of notes payable	(468)	(49)
Principal repayments of financing lease obligations	(501)	(803)
Common stock repurchases and related expenses	(680)	(108)
Net cash (used in) provided by financing activities	(6,404)	55,136
Net decrease in cash and cash equivalents and restricted cash	(55,268)	(3,695)
Cash and cash equivalents and restricted cash at beginning of period	244,571	347,680
Cash and cash equivalents and restricted cash at end of period	$189,303	$343,985
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed

Consolidated Statements of Cash Flows.

	As of March 31,
	2021	2020
Cash and cash equivalents	$92,236	$227,056
Short-term restricted cash (included in prepaid expenses and other current assets)	11,427	15,114
Long-term restricted cash	85,640	101,815
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$189,303	$343,985

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Net loss from continuing operations	$(32,691)	$(36,186)	$(55,050)
Interest expense	17,990	18,176	18,290
Interest income	(164)	(968)	(153)
Income tax (benefit) expense	(5)	(2,188)	36
Depreciation, depletion and amortization	28,438	47,616	(4,036)
Non-cash stock compensation expense	2,184	2,078	696
Mark-to-market adjustment - acquisition-related obligations	3,176	(14,997)	4,676
Accretion on asset retirement obligations	6,648	6,639	6,559
Asset impairment and restructuring (1)	(561)	33,709	29,897
Management restructuring costs (2)	—	940	—
Loss on partial settlement of benefit obligations	—	1,167	1,735
Amortization of acquired intangibles, net	3,869	511	4,748
Adjusted EBITDA	$28,884	$56,497	$7,398
(1) Asset impairment and restructuring for the three months ended March 31, 2021 includes long-lived asset impairment of $60 as a result of capital spending during the quarter at previously impaired locations requiring the impairment of certain additional assets not considered recoverable and restructuring expense of ($621) as a result of the strategic actions announced during the second quarter of 2020 and subsequent changes to severance and employee-related benefits. Asset impairment for the three months ended March 31, 2020 includes a long-lived asset impairment related to asset groups recorded within the Met and All Other segments due to declines in metallurgical and thermal coal pricing. Asset impairment and restructuring for the three months ended December 31, 2020 includes long-lived asset impairment of $29,636 related to asset groups recorded within the Met and All Other segments and restructuring expense of $261 recorded in the All Other segment.
(2) Management restructuring costs are related to severance expense associated with senior management changes during the three months ended March 31, 2020.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$359,893	$25,559	$385,452
Less: Freight and handling fulfillment revenues	(60,011)	(369)	(60,380)
Non-GAAP Coal revenues	$299,882	$25,190	$325,072
Tons sold	3,657	409	4,066
Non-GAAP Coal sales realization per ton	$82.00	$61.59	$79.95

Cost of coal sales (exclusive of items shown separately below)	$325,895	$21,533	$347,428
Depreciation, depletion and amortization - production (1)	26,536	1,723	28,259
Accretion on asset retirement obligations	3,385	3,263	6,648
Amortization of acquired intangibles, net	4,051	(182)	3,869
Total Cost of coal sales	$359,867	$26,337	$386,204
Less: Freight and handling costs	(60,011)	(369)	(60,380)
Less: Depreciation, depletion and amortization - production (1)	(26,536)	(1,723)	(28,259)
Less: Accretion on asset retirement obligations	(3,385)	(3,263)	(6,648)
Less: Amortization of acquired intangibles, net	(4,051)	182	(3,869)
Less: Idled and closed mine costs	(3,603)	(3,556)	(7,159)
Non-GAAP Cost of coal sales	$262,281	$17,608	$279,889
Tons sold	3,657	409	4,066
Non-GAAP Cost of coal sales per ton	$71.72	$43.05	$68.84
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$359,893	$25,559	$385,452
Less: Total Cost of coal sales (per table above)	(359,867)	(26,337)	(386,204)
GAAP Coal margin	$26	$(778)	$(752)
Tons sold	3,657	409	4,066
GAAP Coal margin per ton	$0.01	$(1.90)	$(0.18)

GAAP Coal margin	$26	$(778)	$(752)
Add: Depreciation, depletion and amortization - production (1)	26,536	1,723	28,259
Add: Accretion on asset retirement obligations	3,385	3,263	6,648
Add: Amortization of acquired intangibles, net	4,051	(182)	3,869
Add: Idled and closed mine costs	3,603	3,556	7,159
Non-GAAP Coal margin	$37,601	$7,582	$45,183
Tons sold	3,657	409	4,066
Non-GAAP Coal margin per ton	$10.28	$18.54	$11.11
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$362,403	$39,057	$401,460
Less: Freight and handling fulfillment revenues	(53,664)	(3,743)	(57,407)
Non-GAAP Coal revenues	$308,739	$35,314	$344,053
Tons sold	3,327	622	3,949
Non-GAAP Coal sales realization per ton	$92.80	$56.77	$87.12

Cost of coal sales (exclusive of items shown separately below)	$293,058	$41,162	$334,220
Depreciation, depletion and amortization - production (1)	41,722	5,540	47,262
Accretion on asset retirement obligations	3,536	3,103	6,639
Amortization of acquired intangibles, net	2,581	(2,070)	511
Total Cost of coal sales	$340,897	$47,735	$388,632
Less: Freight and handling costs	(53,664)	(3,743)	(57,407)
Less: Depreciation, depletion and amortization - production (1)	(41,722)	(5,540)	(47,262)
Less: Accretion on asset retirement obligations	(3,536)	(3,103)	(6,639)
Less: Amortization of acquired intangibles, net	(2,581)	2,070	(511)
Less: Idled and closed mine costs	(4,157)	(4,362)	(8,519)
Non-GAAP Cost of coal sales	$235,237	$33,057	$268,294
Tons sold	3,327	622	3,949
Non-GAAP Cost of coal sales per ton	$70.71	$53.15	$67.94
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$362,403	$39,057	$401,460
Less: Total Cost of coal sales (per table above)	(340,897)	(47,735)	(388,632)
GAAP Coal margin	$21,506	$(8,678)	$12,828
Tons sold	3,327	622	3,949
GAAP Coal margin per ton	$6.46	$(13.95)	$3.25

GAAP Coal margin	$21,506	$(8,678)	$12,828
Add: Depreciation, depletion and amortization - production (1)	41,722	5,540	47,262
Add: Accretion on asset retirement obligations	3,536	3,103	6,639
Add: Amortization of acquired intangibles, net	2,581	(2,070)	511
Add: Idled and closed mine costs	4,157	4,362	8,519
Non-GAAP Coal margin	$73,502	$2,257	$75,759
Tons sold	3,327	622	3,949
Non-GAAP Coal margin per ton	$22.09	$3.63	$19.18
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$289,756	$33,604	$323,360
Less: Freight and handling fulfillment revenues	(48,251)	(1,548)	(49,799)
Non-GAAP Coal revenues	$241,505	$32,056	$273,561
Tons sold	3,210	536	3,746
Non-GAAP Coal sales realization per ton	$75.24	$59.81	$73.03

Cost of coal sales (exclusive of items shown separately below)	$273,984	$27,847	$301,831
Depreciation, depletion and amortization - production (1)	2,381	(6,649)	(4,268)
Accretion on asset retirement obligations	3,328	3,231	6,559
Amortization of acquired intangibles, net	5,014	(266)	4,748
Total Cost of coal sales	$284,707	$24,163	$308,870
Less: Freight and handling costs	(48,251)	(1,548)	(49,799)
Less: Depreciation, depletion and amortization - production (1)	(2,381)	6,649	4,268
Less: Accretion on asset retirement obligations	(3,328)	(3,231)	(6,559)
Less: Amortization of acquired intangibles, net	(5,014)	266	(4,748)
Less: Idled and closed mine costs	(3,445)	(2,698)	(6,143)
Non-GAAP Cost of coal sales	$222,288	$23,601	$245,889
Tons sold	3,210	536	3,746
Non-GAAP Cost of coal sales per ton	$69.25	$44.03	$65.64
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$289,756	$33,604	$323,360
Less: Total Cost of coal sales (per table above)	(284,707)	(24,163)	(308,870)
GAAP Coal margin	$5,049	$9,441	$14,490
Tons sold	3,210	536	3,746
GAAP Coal margin per ton	$1.57	$17.61	$3.87

GAAP Coal margin	$5,049	$9,441	$14,490
Add: Depreciation, depletion and amortization - production (1)	2,381	(6,649)	(4,268)
Add: Accretion on asset retirement obligations	3,328	3,231	6,559
Add: Amortization of acquired intangibles, net	5,014	(266)	4,748
Add: Idled and closed mine costs	3,445	2,698	6,143
Non-GAAP Coal margin	$19,217	$8,455	$27,672
Tons sold	3,210	536	3,746
Non-GAAP Coal margin per ton	$5.99	$15.77	$7.39
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$262,281	$17,608	$279,889
Less: cost of purchased coal sold	(18,264)	—	(18,264)
Adjusted cost of produced coal sold	$244,017	$17,608	$261,625
Produced tons sold	3,424	409	3,833
Adjusted cost of produced coal sold per ton (1)	$71.27	$43.05	$68.26
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended March 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$235,237	$33,057	$268,294
Less: cost of purchased coal sold	(30,334)	(893)	(31,227)
Adjusted cost of produced coal sold	$204,903	$32,164	$237,067
Produced tons sold	2,964	610	3,574
Adjusted cost of produced coal sold per ton (1)	$69.13	$52.73	$66.33
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended December 31, 2020
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$222,288	$23,601	$245,889
Less: cost of purchased coal sold	$(19,993)	$(93)	$(20,086)
Adjusted cost of produced coal sold	$202,295	$23,508	$225,803
Produced tons sold	$2,939	$535	$3,474
Adjusted cost of produced coal sold per ton (1)	$68.83	$43.94	$65.00
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.